EXHIBIT 3.1


                             RESTATED
                   CERTIFICATE OF INCORPORATION
                                OF
                 SED INTERNATIONAL HOLDINGS, INC.


     First: The name of the corporation is SED International Holdings, Inc. (the "Corporation").
     Second: The address of the Corporation's registered office in Delaware is 229 South State Street, City of Dover, County of Kent, Delaware 19901. The name of the Corporation's registered agent at that address is The Prentice-Hall Corporation System, Inc.
     Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     Fourth: The Corporation is authorized to issue two classes of shares to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred million one hundred twenty-nine thousand five hundred shares (100,129,500). The number of shares of Common Stock authorized is one hundred million shares (100,000,000), and the par value of each share is $0.01. The number of shares of Preferred Stock authorized is one hundred twenty-nine thousand five hundred shares (129,500), and the par value of each share is $1.00.
     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, powers, preferences and relative, participating, optional or other special rights of
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such series, and the qualifications, limitations or restrictions thereof.
Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

          (a) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (b) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

          (c) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices, and other terms and conditions of such redemption;

          (d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

          (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, of stock of the Corporation and if provisions be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

          (f) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

          (g) the rights of the shares of such series in the event of any liquidation, dissolution or winding up of the Corporation or upon any distribution of its assets; and
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          (h)  any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereinafter permitted by law and not inconsistent with the provisions hereof.

     All shares of any one series of Preferred Stock shall be identical in all respects except as to the dates from which dividends thereon may be cumulative. All series of the Preferred Stock shall rank equally and be identical in all respects except as otherwise provided in the resolution or resolutions providing for the issue of any series of Preferred Stock.
     Whenever dividends upon the Preferred Stock at the time outstanding, to the extent of the preference to which such stock is entitled, shall have been paid in full or declared and set apart for payment for all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on the Common Stock, payable in cash, stock, or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock.
     In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation remaining, after the payment to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled as provided in the resolution or resolutions creating any series thereof, shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions.
     Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all the assets of the Corporation shall be deemed to be a
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liquidation, dissolution, or winding up of the Corporation or a distribution of its assets.
     Fifth:  The name and mailing address of the incorporator is:
     Name                     Mailing Address

     Steven A. Hobbs          400 Park Avenue
                              New York, New York 10022

     Sixth: The Board of Directors is expressly authorized to adopt, amend, or repeal the By-laws of the Corporation.
     Seventh: Pursuant to Section 211(e) of the General Corporation Law of Delaware, the directors of the Corporation shall not be required to be elected by written ballots.
     Eighth:  To the fullest extent permitted by the General Corporation
Law of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Ninth: At the 1994 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire
Board of Directors. At the 1994 Annual Meeting of Stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding Annual Meeting of Stockholders beginning in 1995, successors to the class of directors whose term expires at that Annual Meeting of Stockholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each
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class at as nearly equal a number as possible, and each additional director of any class number as possible, and each additional director of any class elected to fill a vacancy resulting from an increase in the size of such class shall hold office for a term that shall coincide with the remaining term of that class, unless otherwise required by law, but in no case shall a decrease in the number of directors within a class shorten the term of an incumbent director.
     Notwithstanding any other provisions of the Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage for separate class votes for certain actions may be permitted by law, by the Certificate of Incorporation or by the By-laws), the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, will be required to amend or repeal any provision of the Certificate of Incorporation or the By-laws to the extent that such action is inconsistent with the purpose of this Article Ninth; provided, however, that the provisions of this paragraph shall not apply to amendments to the By-laws or Certificate of Incorporation that are recommended by not less than 75% of the members of the Board of Directors.
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